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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
TransMontaigne Inc.:

        We consent to the incorporation by reference in this registration statement on Form S-8 of TransMontaigne Inc. of our report dated September 13, 2004, with respect to the consolidated balance sheets of TransMontaigne Inc. and subsidiaries as of June 30, 2004 and 2003, and the related consolidated statements of operations, preferred stock and common stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2004. Our report refers to a change in the method of accounting for inventories—discretionary volumes held for immediate sale or exchange in 2003.

                      /s/ KPMG LLP

Denver, Colorado

February 22, 2005

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Consent of Independent Registered Public Accounting Firm